Exhibit 99.1

PerkinElmer, Inc. 940 Winter Street Waltham, MA 02451 USA	Phone 781.663.6900 Fax 781.663.6052 www.perkinelmer.com

FOR IMMEDIATE RELEASE

April 14, 2010

PerkinElmer Enters Into Agreement to Acquire

Signature Genomic Laboratories, LLC

Acquisition brings new diagnostic services to global leader in pre-natal and newborn health screening

WALTHAM, MA – PerkinElmer, Inc. (NYSE: PKI), a global leader focused on the health and safety of people and the environment, today announced that it has entered into a definitive agreement to acquire Signature Genomic Laboratories, LLC (Signature), a diagnostic genetic testing company based in Spokane, Washington.

The acquisition is expected to enable PerkinElmer to strengthen its existing genetic testing service business, expand its position in early detection of disease, specifically in the molecular diagnostics market, and provide the company with additional strengths in cancer diagnostics.

“We are delighted to have Signature become part of the PerkinElmer team. Signature brings very strong complementary assets for diagnosing disorders that are often undetected by traditional genetic tests,” said Robert Friel, chairman and chief executive officer of PerkinElmer.

He added, “Patients, families, researchers and clinicians will benefit from our combined expertise, as accurate diagnosis is crucial to providing answers that lead to better care, treatment and understanding of patients with birth defects, behavioral issues, delay in development or learning problems.”

Founded in 2003 by Lisa G. Shaffer, PhD and Bassem A. Bejjani, MD, Signature performs diagnostic cytogenetic testing of chromosome abnormalities in individuals with unexplained physical and developmental disabilities. Signature’s microarray diagnostic technology is available for both pre-natal and post-natal identification of DNA alterations associated with genetic disease. More recently, Signature launched a suite of services for the diagnosis of patients with leukemia.

The transaction is expected to close sometime in May 2010 and is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

“As a global leader in genetic screening technologies and services, PerkinElmer clearly has the resources and worldwide presence to enable our combined testing services to reach more patients and families,” said Dr. Shaffer, president and CEO, Signature. “We believe that this move will not only benefit patient populations around the world, but help us continue our success in genetic diagnostic innovation.”

Signature has approximately 120 employees and was the first laboratory to provide microarray-based diagnostic testing of individuals with developmental disabilities with its proprietary SignatureChip® microarray.

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as “believes,” “intends,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products decline or do not grow as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products may expose us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) restrictions in our credit agreements; (19) our ability to realize the full value of our intangible assets; (20) significant fluctuations in our stock price; (21) reduction or elimination of dividends on our common stock; and (22) other factors which we describe under the caption “Risk Factors” in our most recent annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Signature Genomic Laboratories, LLC

Signature Genomic Laboratories, located in Spokane, WA and founded in 2003, was the first laboratory to provide microarray-based cytogenetic diagnostics with its proprietary SignatureChip® and is the leader in providing microarray-based chromosome analysis. Signature’s microarrays are offered for both pre-natal and post-natal identification of DNA alterations associated with genetic disease. Signature’s global client base includes clinical geneticists, neurologists, pediatricians, neonatologists, obstetricians, and the research community. Significant equity holders of Signature’s ultimate parent entity include Sacred Heart Medical Center, Ampersand Ventures, and jVen Capital. Signature is CAP accredited, CLIA certified, and certified to ISO 9001:2008 requirements. Signature has clinical licenses from New York, California, Rhode Island and Florida. Additional information about Signature Genomic Laboratories is available at www.signaturegenomics.com.

About PerkinElmer, Inc.

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The company reported revenue of approximately $1.8 billion in 2009, has about 8,500 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

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Investor Relations:

David C. Francisco

781-663-5677

Media Contacts:

Stephanie R. Wasco

781-663-5701

stephanie.wasco@perkinelmer.com

Mario Fante

781-663-5602

mario.fante@perkinelmer.com